Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 filed with the United States Securities and Exchange Commission on or about November 13, 2006 and to the incorporation by reference therein of our report dated February 28, 2006 relating to the consolidated financial statements and the financial statement schedule of Inco Limited as at December 31, 2005, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Toronto, Ontario

November 13, 2006